ANAVEX ANNOUNCES RESULTS OF ANNUAL MEETING

Athens, Greece, May 4, 2010 – Anavex Life Sciences Corp. (“ANAVEX” or the “Company”) (OTCBB: AVXL) announced that it held its annual meeting of stockholders on April 28, 2010 at which its stockholders re-elected Harvey Lalach, Alison Ayers, Cameron Durrant and David Tousley as the directors of the Company. The board of directors of the Company did not nominate Dr. Herve de Kergrohen as a candidate for a director at the annual meeting and, as a result, he ceased being a director of the Company following the annual meeting. At the annual meeting, its stockholders also ratified the appointment of BDO Dunwoody LLP as its independent registered public accounting firm

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is an emerging biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases such as Alzheimer's, epilepsy and depression. The company's proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds that fulfill specific criteria based on unmet market needs and new scientific advances. Selected drug candidates demonstrate high, non-exclusive affinity for sigma receptors, which are involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR™-N program involves the development of novel and original drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for anti-amnesic and neuroprotective properties. The company believes that oxidative stress, not amyloid-beta, is the cause of Alzheimer's. ANAVEX 1-41 and ANAVEX 2-73 modulate sigma receptors, a unique class of receptor molecules, to guard against oxidative stress and repair cells compromised by its effects. So far, through the advanced pre-clinical phase of development, the compounds have performed extremely well in well-recognized animal models of Alzheimer's disease, underscoring the promise of the company’s new alternative approach to the disease.

ANAVEX’s SIGMACEPTOR™-C program involves the development of novel and original drug candidates targeting cancer. The company's lead drug candidates exhibit high, non-exclusive affinity for sigma receptors with strong evidence for selective pro-apoptotic, anti-metastatic and low toxicity properties in various types of solid cancers. ANAVEX 7-1037 has already demonstrated its ability to significantly delay the growth of cancerous tumors in patient-derived xenografts during advanced pre-clinical studies.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations
Toll-free: 1-866-505-2895

Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com